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                                                                    Exhibit 99.1

For Release:  Immediately

Contact:      John D. Swift, Chief Financial Officer

                 MOHAWK INDUSTRIES, INC. ANNOUNCES EXTENTION OF
                   EXCHANGE OFFER FOR ITS 6.50% NOTES DUE 2007

Calhoun, Georgia, June 5, 2002 - Mohawk Industries, Inc. (NYSE:MHK) today announced that it has extended its offer (the "Exchange Offer") to issue, in a transaction registered under the Securities Act of 1933, $300,000,000 aggregate principal amount of a new series of its 6.50% Notes due 2007, Series C, in exchange for a like principal amount of its issued and outstanding 6.50% Notes due 2007, Series A. The Exchange Offer was originally scheduled to expire at 5:00 p.m., New York City time, on June 4, 2002, but has been extended until 5:00 p.m., New York City time, on June 6, 2002. At 5:00 p.m. on June 4, 2002, there was $295,000,000 in aggregate principal amount of Notes tendered.

     Questions regarding the Exchange Offer should be addressed to Ms. Laura Richardson, Wachovia Bank, National Association, Corporate Trust Group at (704) 590-7413.

     Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile. The Company designs, manufactures and markets premier carpet brand names, which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Helios," "Horizon," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve." Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark. Mohawk manufacturers and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean. Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.